AMENDMENT NUMBER 6
                                     TO THE
                            U.S.B. HOLDING CO., INC.
             EMPLOYEE STOCK OWNERSHIP PLAN(WITH 401(K) PROVISIONS)

      U.S.B. HOLDING CO., INC. a bank holding company under the laws of the State of New York, hereby adopts the following amendments to the U.S.B. HOLDING CO., INC. EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS) ("Plan"):

1.    The following definition is added to Section 2 of the Plan:

      "Qualified Domestic Relations Order

      A QDRO is a domestic relations order which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Plan benefit and which meets the requirements of Section 17(h). An alternate payee is a spouse, former spouse, child, or other dependent who is treated as a beneficiary under the Plan as a result of the QDRO. A domestic relations order is a judgment, decree or order (including the approval of a property settlement) which relates to the provision of child support, alimony payments, or marital property rights to an alternate payee and is made pursuant to a State domestic relations law (including a community property law)."

2. Section 17(a) of the Plan is hereby deleted, and substituted therefor is the following:

      (a) Assignment and Alienation of Benefits No right or claim to, or interest in, any part of the Capital Accumulation or any payment from the Capital Accumulation, shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothe-cation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind. The trustee shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute, or anticipate the same, except to the extent required by law. The preceding sentences do not apply to (i) a Qualified Domestic Relations Order as defined in section 414(p) of the Code, (ii) a domestic relations order that was entered before January 1, 1985 and upon which payments did not commence prior to January 1, 1985, which the Plan Administrator, in his discretion, determines to be a Qualified Domestic Relations Order, or (iii) a domestic relations order that was entered before January 1, 1985 and upon which payments commenced prior to January 1, 1985.

      (b) Notwithstanding anything in the Plan to the contrary, a Participant's, Former Participant's or Beneficiary's Accounts under the Plan may be offset by any amount such Participant, Former Participant or Beneficiary is required or ordered to pay to the Plan if:

            (i) the order or requirement to pay arises: (A) under a judgment issued on or after August 5,1997 of conviction for a crime involving the Plan; (B) under a civil judgment (including a consent order or decree) entered by a court on or after August


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            5, 1997 in an action brought in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA; or
            (C) pursuant to a settlement agreement entered into on or after August 5, 1997 between the Participant, Former Participant or Beneficiary and one or both of the United States Department of Labor and the Pension Benefit Guaranty Corporation in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA by a fiduciary or any other person; and

            (ii) the judgment, order, decree or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant's, For Participant's or Beneficiary's benefits under the Plan.

3.    Section 17 of the Plan is hereby amended to add the following:

      (h) Determination of Qualified Domestic Relations Order (QDRO) A domestic relations order shall specifically state all of the following in order to be deemed a Qualified Domestic Relations Order ("QDRO"):

            (1) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the domestic relations order. However, if the domestic relations order does not specify the current mailing address of the alternate payee, but the Plan administrator has independent knowledge of that address, the domestic relation order may still be a valid QDRO.

            (2) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

            (3) The number of payments or period for which the domestic relations order applies.

            (4) The specific plan (by name) to which the domestic relations order applies.

      A domestic relations order shall not be deemed a QDRO if it requires the Plan to provide:

            (5) any type or form of benefit, or any option not already provided for in the Plan;

            (6) increased benefits, or benefits in excess of the Participant's vested rights;

            (7) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions; or

            (8) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

      Promptly upon receipt of a domestic relations order ("Order") which may or may not be


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

      "Qualified," the Plan administrator shall notify the Participant and any alternate payee(s) named in she order of such receipt, and include a copy of this paragraph 17(h). The Plan administrator shall establish and communicate to each Participant and alternate payee named in a domestic relations order that is served on the Plan reasonable procedures for determining whether the domestic relations order is a QDRO.

      If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant,, until the status is resolved. In such event, the Plan administrator shall separately account for the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan administrator shall pay the separately accounted for amounts adjusted for applicable investment returns to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including separately accounted for amounts adjusted for applicable investment returns which may have accrued during a dispute as to the Order's qualification.

      The above will only allow inservice payouts to alternative payee(s) and not the Participant. Further, such payouts will not be deemed to violate the non-assignment and alienation provision of the Plan.

      IN WITNESS WHEREOF, the undersigned, a duly authorized officer of U.S.B. HOLDING CO., INC., hereby adopts this Amendment Number 6 to the U.S.B. HOLDING CO., INC. EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS) on this 24th day of August, 1999.

                                        U.S.B. HOLDING COMPANY, INC.


                                        By /s/ Steven T. Sabatini
                                           -------------------------------------

                                        As Its: Sr. Executive Vice President
                                                and C.F.O.
                                                --------------------------------


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